Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 29, 2016, with respect to the statement of assets and liabilities, including the schedule of investments, of ETFS Precious Metals Basket Trust as of December 31, 2015, and the related statements operations, changes in net assets and the financial highlights for the year then ended, and the effectiveness of internal contract over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ KPMG

New York, New York

November 15, 2016